EXHIBIT 11
                J. BAKER, INC. AND SUBSIDIARIES
 Computation of Primary and Fully Diluted Earnings Per Share*
                        (Unaudited)

                                            Quarter Ended
                                        April 29,     April 30,
                                          1995          1994
                                        ----------    ----------
PRIMARY:

Net Earnings                           $  637,653     $3,197,785
                                       ----------     ----------

Weighted average number of common
    shares outstanding                 13,845,796     13,813,399
                                       ----------     ----------
Earnings Per Share                         $0.046         $0.231
                                       ----------     ----------


ASSUMING FULL DILUTION:

Net Earnings (1)                       $  637,653     $3,981,785
                                       ----------     ----------
Weighted average number of common
    shares outstanding                 13,845,796     13,813,399

Dilutive effect of outstanding
    stock options                         122,674        312,927
Dilutive effect of convertible
    subordinated debt                           -      4,341,085
                                       ----------     ----------
Weighted average number of common
    shares as adjusted                 13,968,470     18,467,411
                                       ----------     ----------
Earnings per share                         $0.046         $0.216
                                       ----------     ----------

1 For the purpose of calculating fully diluted earnings per share for the quarter ended April 30, 1994, the conversion of the 7% convertible debt results in an after tax benefit from reduced interest expense.

* This calculation is submitted in accordance with Item 601(b)(11) of Regulation S-K.